SCHEIN PHARMACEUTICAL, INC.
                        OPTION AGREEMENT
                         PURSUANT TO THE
                       1997 STOCK OPTION PLAN


          AGREEMENT, dated April 9, 1998 between Schein Pharmaceutical, Inc. ("SPINC") and Martin Sperber (the "Participant").

                      Preliminary Statement

          The Stock Option Committee of the Board of Directors of SPINC, pursuant to SPINC's 1997 Stock Option Plan, annexed hereto as Exhibit A (the "Plan"), has authorized the granting to the Participant, as an employee, of a nonqualified stock option (the "Option") to purchase the number of shares of SPINC's common stock, par value $.01 per share (the "Common Stock"), set forth below. The parties hereto desire to enter into this Agreement in order to set forth the terms of the Option.

          Accordingly, the parties hereto agree as follows:

          1. Tax Matters. No part of the Option granted hereby is intended to qualify as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended.

          2. Grant of Option. Subject in all respects to the Plan and the terms and conditions set forth herein, the Participant is hereby granted the Option to purchase from SPINC up to 73,500 Shares (as defined in the Plan), at a price per Share of $17.00 (the "Option Price").

          3. Vesting. Provided that the Participant has not incurred a Termination of Employment (as defined in the Plan), the Option shall become exercisable in three equal annual installments, with the first installment becoming exercisable on the first anniversary of this Agreement. Subject to
Section 4 hereof, to the extent that the Option has become exercisable with respect to a number of Shares, the Option may thereafter be exercised by the Participant with respect to such Shares, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein.

          4.   Effect of Termination of Employment

          (a) Upon Termination of Employment of the Participant, all outstanding Options then exercisable and not exercised by the Participant prior to such Termination of Employment (and any Options not previously exercisable but made exercisable by the Committee (as defined in the Plan) at or after the Termination of Employment) shall remain exercisable by the Participant to the extent not exercised for the following time periods (subject to Section 5 and Section 7):

          (i) In the event of the Participant's death, such Options shall remain exercisable (by the legal representative of the Participant's estate or by the person given authority to exercise such Options by the Participant's will or by operation of law) for a period of one year from the date of the Participant's death, provided that the Committee, in its discretion, may at any time extend such time period to up to three years from the date of the Participant's death.

          (ii) In the event of the Participant's Disability (as defined in the Plan), or the Participant's retirement at or after age 65 (or, with the consent of the Committee or under an early retirement policy of the Company (as defined in the Plan), before age 65), or if the Participant's employment is terminated by the Company without Cause (as defined below), such Options shall remain exercisable for one year from the date of the Participant's Termination of Employment, provided that the Committee, in its discretion, may at any time extend such time period to up to three years from the date of the Participant's Termination of Employment.

          (b) Upon the Termination of Employment of a Participant for Cause or by the Participant in violation of an agreement between the Participant and SPINC or any of its Subsidiaries (as defined in the Plan), or if it is discovered after such Termination of Employment that such Participant had engaged in conduct that would have justified a Termination of Employment for Cause, all outstanding Options shall immediately be canceled. Termination of Employment for "Cause" for purposes of this Section 4(b) means (i) the Participant's willful and continued failure substantially to perform his or her duties with the Company, (ii) fraud, misappropriation or intentional material damage to the property or business of the Company or (iii) commission of a felony.

          (c) In the event of Termination of Employment for any reason other than as provided in Section 4(a) or 4(b), all outstanding Options not exercised by the Participant prior to such Termination of Employment shall remain exercisable (to the extent exercisable by such Participant immediately before such termination) for a period of three months after such termination, provided that the Committee in its discretion may extend such time period to up to one year from the date of the Participant's Termination of Employment, and provided further that no Options that were not exercisable during the period of employment shall thereafter become exercisable, unless the Committee determines that such Options shall be exercisable.

          5.   Acceleration of Exercisability.

          (a) Upon a Termination of Employment of the Participant due to the death or Disability of the Participant, or the retirement of the Participant prior to age 65 with the consent of the Committee or under an early retirement policy of the Company, all Options granted and not previously exercisable shall immediately become fully exercisable.

          (b) All Options granted and not previously exercisable shall become fully exercisable immediately upon a Change of Control (as defined herein), if a Change of Control occurs subsequent to an initial public offering of the Common Stock (an "IPO"), or immediately upon a Termination of Employment of the Participant by the Company without Cause, if the Termination of Employment occurs subsequent to a Change of Control (without regard to whether an IPO has theretofore occurred). For this purpose, a "Change of Control" shall be deemed to have occurred upon:

               (i)  an acquisition by any individual, entity or group
(within the meaning of Section 13d-3 or 14d-1 of the Act) (a "Person")of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of more than 50% of the combined voting power of the then outstanding voting securities of SPINC entitled to vote generally in the election of directors (the "Outstanding SPINC Voting Securities"); excluding, however, the following: (x) any acquisition by the Company, (y) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or (z) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar corporate transaction (in each case, a "Corporate Transaction"), if, pursuant to such Corporate Transaction, the conditions described in clauses (A), (B) and (C) of paragraph
(iii) of this Section 5(b) are satisfied; or

               (ii) a change in the composition of the Board (as defined in the Plan) such that the individuals who, as of the Effective Date (as defined in the Plan), constitute the Board (the Board as of the Effective Date shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided that, for purposes of this Subsection, any individual who becomes a member of the Board subsequent to the Effective Date and whose election, or nomination for election by SPINC stockholders, was approved by the members of the Board who also are members of the Incumbent Board (or so deemed to be pursuant to this proviso) shall be deemed a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office is in connection with a Change of Control described in (i), (iii) or (iv) of this
Section 5(b) or whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act (as defined in the Plan)) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so deemed a member of the Incumbent Board; or

               (iii) the approval by the stockholders of SPINC of a Corporate Transaction or, if consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Corporate Transaction pursuant to which (A) the beneficial owners (or beneficiaries of the beneficial owners) of the outstanding Shares and Outstanding SPINC Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction and the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the outstanding Shares and Outstanding SPINC Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or the corporation resulting from such Corporate Transaction and any Person beneficially owning, immediately prior to such Corporate Transaction, directly or indirectly, 20% or more of the outstanding Shares or Outstanding SPINC Voting Securities, as the case may be) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and
(C) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

               (iv) the approval of the stockholders of SPINC of (A) a complete liquidation or dissolution of SPINC or (B) the sale or other disposition of all or substantially all the assets of SPINC; excluding, however, such a sale or other disposition to a corporation with respect to which, following such sale or other disposition, (x) more than 60% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors will be then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners (or beneficiaries of the beneficial owners), respectively, of the outstanding Shares and Outstanding SPINC Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the outstanding Shares and Outstanding SPINC Voting Securities, as the case may be, (y) no Person (other than the Company and any employee benefit plan (or related trust) of the Company or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the outstanding Shares or Outstanding SPINC Voting Securities, as the case may be) will beneficially own, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (z) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of such corporation.

          6.   Exercise of Option.

          (a) The Option may be exercised by the Participant by delivering notice to the Committee of the election to exercise the Option and of the number of Shares with respect to which the Option is being exercised, which notice shall be accompanied by payment in full for the Shares. Payment for such Shares may be made as follows:

               (i) in cash or by certified check, bank draft or money order payable to the order of SPINC;
               (ii) if so permitted by the Committee: (A) through the delivery of unencumbered Shares (including Shares acquired under the Option then being exercised), provided such Shares (or such Option) have been owned by the Participant for at least six months, or such longer period as required by applicable accounting standards to avoid a charge to earnings, (B) through a combination of Shares and cash as provided above, (C) by delivery of a promissory note of the Participant to SPINC, or (D) by a combination of cash (or cash and Shares) and the Participant's promissory note; provided, that, if the Shares delivered upon exercise of the Option is an original issue of authorized Shares, at least so much of the exercise price as represents the par value of such Shares shall be paid in cash or by a combination of cash and Shares;

               (iii) through the delivery of irrevocable instructions to a broker to deliver promptly to SPINC an amount equal to the aggregate Purchase Price (as defined in the Plan); or

               (iv) on such terms and conditions as may be acceptable to the Committee and in accordance with applicable law.

          (b) Upon receipt of payment and satisfaction of the requirements, if any, as to withholding of taxes set forth in the Plan, SPINC shall deliver to the Participant as soon as practicable a certificate or certificates for the Shares then purchased.

          7. Termination. Unless terminated as provided below or otherwise pursuant to the Plan, the Option shall expire on the tenth anniversary of this Agreement, or earlier as provided in the Plan upon a Termination of Employment of the Participant.

          8. Restriction on Transfer of Option. The Option granted hereby is not transferable otherwise than by will or under the applicable laws of descent and distribution and during the lifetime of the Participant may be exercised only by the Participant or the Participant's guardian or legal representative. In addition, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Option shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the Option, or in the event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, the Option shall immediately become null and void.

          9.   Restriction on Transfer of Shares.

          (a) Except as provided below, the Participant agrees that the Participant will not, prior to an IPO, sell, transfer, give, pledge, exchange, bequest, devise, encumber or otherwise dispose of, whether voluntarily or by operation of law, all or any part of the Shares issued to the Participant upon the exercise of this Option.

          (b) If the Participant receives a bona fide offer (an "Outside Offer") for the Participant to sell all or any part of the Shares issued to the Participant upon the exercise of this Option, and the Participant desires to accept such Outside Offer, the Participant may not sell such Shares prior to an IPO, unless the Participant first offers in writing (the "Participant's Offer") the Shares desired to be so transferred for sale to SPINC at the Formula Price (as defined herein) and otherwise on substantially the same terms and conditions contained in the Outside Offer. The Participant's Offer shall state the price and all other material terms contained in the Outside Offer.

          (c) SPINC shall have the right (but not the obligation) to accept the Participant's Offer as to all or any part of the Shares offered within 15 days of receipt of the Participant's Offer.

          (d) At the closing of a purchase hereunder, SPINC shall deliver, at SPINC's option, (i) a five-year note in a principal amount equal to the purchase price of the Shares, such note to bear interest at the rate of interest charged by banks to its prime commercial customers, (ii) cash in an amount equal to the purchase price of the Shares or (iii) any combination of
(i) and (ii) above, against receipt from the Participant of certificates for the Shares, free and clear of all liens, claims, pledges, equities and encumbrances of any nature whatsoever, duly endorsed in blank or with duly executed stock powers attached, in proper form for transfer and with such supporting instruments, if any, as reasonably may be required to effect transfer of registration.

          (e) If SPINC (through no fault of the Participant) fails to purchase (on a date and at a time and place designated by SPINC) all the Shares as to which SPINC has accepted the Participant's Offer within 90 days of SPlNC's receipt of the Participant's Offer, then, unless the Participant sells the Shares in accordance with the Outside Offer within 30 days of such failure, the Participant shall again be required to comply with the provisions of this Section 9 as to any subsequent proposed sale.

          10. Repurchase of Shares. If, prior to an IPO, the Participant is no longer employed by SPINC or its Subsidiaries, SPINC shall have the option, exercisable at any time prior to an IPO, to purchase from the Participant or the Participant's estate, as the case may be, all or any part of the Shares issued to the Participant upon the exercise of this Option (other than Shares that have been sold by the Participant pursuant to Section 9 hereof), at a price equal to the Formula Price (as defined below) as of the date such option is exercised. "Formula Price" means the price determined by multiplying (a) the Product (as defined below) divided by the aggregate number of shares of common stock of SPINC (whether voting or non-voting) outstanding on the Quarter End Valuation Date (as defined below) and (b) the number of Shares as to which SPINC's option is exercised. "Product" means the amount determined by multiplying (x) 48 and (y) the average quarterly After-Tax Earnings (as defined below) of SPINC for the 12 full fiscal quarters ending as of the last day of the fiscal quarter end coincident with or immediately preceding the exercise by SPlNC of such option. "After-Tax Earnings" shall mean net income as derived from SPINC's applicable statements of income after deduction for all taxes and dividends declared in respect of SPINC's preferred stock and shall be determined, for the purposes of this Agreement, without taking into account any extraordinary items and any expense recognized as acquired in process research and development, net of applicable tax benefit. Except as otherwise expressly provided herein, After-Tax Earnings of SPINC shall be determined by SPINC on a basis consistent with the preceding practice of SPlNC. "Quarter End Valuation Date" means the last date of the fiscal quarter coincident with or immediately preceding the exercise by SPlNC of such option.

          11.  Come-Along; Bring-Along; Right to Receive Cash; Right to
Put.

          (a) Prior to an IPO, in the event of an offer for the sale of a majority of the outstanding shares of common stock of SPINC (including, for this purpose, an offer for a sale of a number of Shares that, when added to other Shares previously acquired by the offeror or its affiliates, constitutes such a majority) that the offeree or offerees of such offer desire to accept, SPINC shall use its reasonable best efforts to have the Shares included, to the extent the Participant desires to have them included, in such sale (or, at SPINC's election, to have SPINC purchase the Shares) at the same price per Share, and on the same terms and conditions, as the other Shares included in such sale and, to the extent practicable, on a pro rata basis with the other Shares in accordance with the respective sellers' ownership of Shares.

          (b) Prior to an IPO, in the event of an offer for the sale of a majority of the outstanding shares of common stock of SPINC (including, for this purpose, an offer for a sale of a number of Shares that, when added to other Shares previously acquired by the offeror or its affiliates, constitutes such a majority) that the offeree or offerees of such offer desire to accept, the Participant agrees to have his or her Shares included, to the extent the offeree or offerees desire to have such Shares included, in such sale (or, at SPINC's election, to have SPINC purchase the Shares) at the same price per Share, and on the same terms and conditions, as the other Shares included in such sale and, to the extent practicable, on a pro rata basis with the other Shares in accordance with the respective sellers' ownership of Shares.

          (c) Notwithstanding anything to the contrary herein (but subject to Section 17 of the Plan and Subsection (e) below), if a Change of Control occurs prior to an IPO, on each date thereafter on which any portion of the Option not previously exercisable becomes exercisable, the Participant shall be entitled to receive from SPINC, in lieu of any Shares and in full satisfaction of all obligations of SPlNC herein and in the Plan with respect to such portion of the Option, an amount in cash equal to (i) the product of
(A) the number of Shares as to which such portion of the Option then becomes exercisable and (B) the price per Share paid in connection with the transaction giving rise to the Change of Control (the "Change of Control Price"), reduced by (ii) the total exercise price payable for the number of Shares referred to in (i)(A) above.

          (d) Notwithstanding anything to the contrary herein (but subject to Section 17 of the Plan and Subsection (e) below), if a Change of Control occurs prior to an IPO, the Participant may, but shall not be required to, elect, by written notice given to SPINC within 30 days after SPINC gives the Participant written notice of the Change of Control and by delivery of such documents and instruments of transfer as SPlNC may reasonably request, to sell, and, upon such election, SPINC shall purchase, all, but not fewer than all, the Shares previously purchased upon exercise of the Option and all rights with respect to the portion of the Option that is then exercisable for an amount in cash equal to (i) the product of (A) the sum of (I) the number of such Shares previously purchased plus (II) the number of Shares as to which such portion of the Option is then exercisable and (B) the Change of Control Price, reduced by (ii) the total exercise price payable for the number of Shares referred to in (i)(A)(II) above.

          (e) If the Committee determines that the Change of Control Price is substantially different from the price per Share paid in connection with other transactions proximately relating to the Change of Control and the Change of Control Price does not fairly reflect the average price per Share paid in connection with all the transactions proximately relating to the Change of Control, the Committee may, but shall not be required to, adjust the Change of Control Price to one that does fairly reflect that average price per Share. The Committee's determinations under this Subsection (e) shall be final, conclusive and binding on the parties.

          12. Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any Shares covered by the Option until the Participant shall have become the holder of record of the Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in the Plan.

          13. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The annexed copy of the Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

          14. Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, or by United States mail, to the appropriate party at the address set forth below (or such other address as the party shall from time to time specify):

          If to SPINC or the Committee, to:

               Schein Pharmaceutical, Inc.
               100 Campus Drive
               Florham Park, New Jersey 07932
               Attention: Corporate Secretary

          If to the Participant, to:

               the address indicated on the signature page at the end of this Agreement.

          15. No Obligation to Continue Employment. This Agreement does not guarantee that SPINC or any Subsidiary will employ the Participant for any specific time period, nor does it modify in any respect SPINC's or any Subsidiary's right to terminate or modify the Participant's employment or compensation.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.


                              SCHEIN PHARMACEUTICAL, INC.


                              By:  /s/ Oliver N. Esman

                                   Authorized Officer


                                   /s/ Martin Sperber

                                   Stock Option Participant

                              Address:
                                   6 Casper Ct.
                                   Florham Park, NJ 07932